UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 24, 2005

Centerplate, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31904 (Commission File Number)	13-3870167 (IRS Employer Identification No.)

201 East Broad Street
Spartanburg, SC 29306
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code (864) 598-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K, Current Report
Centerplate, Inc.
Commission File No. 001-31904

Item 2.02. Results of Operations and Financial Condition.

     On February 28, 2005, Centerplate, Inc. issued a press release announcing its earnings for the fiscal year and quarter ended December 28, 2004. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

     This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 5.02(c) Appointment of Principal Officer.

     On February 24, 2005, the board of directors of Centerplate named Janet L. Steinmayer President of Centerplate. She will continue to serve as General Counsel and Secretary.

     Ms. Steinmayer has been our general counsel and secretary since August 1998. She served as our vice president from August 1998 to December 2000, when she became executive vice president, and was appointed senior executive vice president in January 2004. Ms. Steinmayer served as general counsel and as an executive officer of Service America Corporation from November 1993 through August 1998. From 1992 to 1993, she was senior vice president-external affairs and general counsel of Trans World Airlines, Inc., or TWA. Ms. Steinmayer, 49, is a trustee of Bryn Mawr College and serves as a member of the board of directors of the Bridgeport Regional Business Council and the Eagle Hill-Southport School.

     It is anticipated that Ms. Steinmayer’s current employment agreement, which is described in our previous filings, will be amended in connection with her new position. Her new employment agreement is expected to contain termination benefits and non-competition provisions that are the same as or similar to those in her current employment agreement.

Item 8.01 Other Events.

     On February 28, 2005, we signed a commitment letter with General Electric Capital Corporation (“GE Capital”) under which GE Capital offers to provide up to $215 million of senior secured financing to Centerplate. While the terms and conditions of the financing have not been finalized, it is expected to be comprised of a $100 million term loan and a $115 million revolving credit facility, both of which will bear interest at a floating rate equal to a margin of 1.5% over a defined prime rate or 3.5% over the London Interbank Borrowing Rate (“LIBOR”), subject to adjustment under various circumstances. The proceeds of the term loan are expected to be used to repay the existing $65 million term loan and any transaction fees and expenses (including a prepayment premium under Centerplate’s existing term loan) and be used for general corporate purposes.

     The revolving portion of the new credit facility will replace our existing revolving credit facility and is expected to have a $35 million letter of credit sub-limit and a $10 million swing line loan sub-limit both of which will reduce availability. It is expected that the various financial covenants and other requirements affecting the payment of interest on our subordinated notes and dividends on common stock will be no more restrictive than those under our existing credit facility. The term loan portion is expected to mature sixty-six months from the date of closing. The revolving credit facility is expected to mature sixty months from the date of closing, and will be subject to an annual thirty-day pay down requirement (exclusive of letters of credit and certain specified levels of permitted acquisition-related and permitted service-contract-related revolving credit advances). The commitment is subject to various conditions, including the completion of GE Capital’s legal due diligence and entry into a mutually satisfactory definitive agreement.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

Exhibit	Description
99.1	Press release dated February 28, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 28, 2005	Centerplate, Inc.
	By:	/s/ Janet L. Steinmayer
		Name:	Janet L. Steinmayer
		Title:	President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description
99.1	Press release dated February 28, 2005